EXHIBIT 99.1

Contact:	Michael G. Webb
Chief Financial Officer
(901) 367-0888 Ext. 1226
BACK YARD BURGERS ISSUES STATEMENT
REGARDING LETTER FROM BBAC, LLC
MEMPHIS, Tennessee (August 28, 2006) — Back Yard Burgers, Inc. (NASDAQ:BYBI) (the “Company”) announced today that it has received a letter dated August 24, 2006, from BBAC, LLC (“BBAC”) expressing a desire to acquire all of the Company’s common stock for $6.10 per share, subject to due diligence, financing and other conditions stated in the letter. The August 24 letter was sent as a follow-up to a letter to the Board dated April 28, 2006, which contained a similar proposal from Cherokee Advisors, LLC (“Cherokee Advisors”). Cherokee Advisors and BBAC are affiliated with Reid Zeising.
     On June 7, 2006, the Company announced that it decided not to pursue the proposal contained in the April 28 letter, principally because of Cherokee Advisors’ failure over a period of months to carry through with its stated desire to negotiate a merger agreement by, among other things, refusing to sign a customary confidentiality agreement as a condition to the negotiation. The Board also based its decision on Cherokee Advisors’ failure to substantiate that it had sufficient assets and funding necessary to perform its obligations under any merger agreement and fund the proposed transaction.
     After June 7, 2006, and prior to receipt of the letter dated August 24, 2006, the Board had informal discussions with Mr. Zeising on several occasions regarding a possible acquisition of the Company by Cherokee Advisors and BBAC.
     On August 8, 2006, the Company retained Morgan Keegan & Company, Inc. to, among other things, advise the Board with respect to, and assist the Board in analyzing proposals to acquire the Company from potential acquirers, including Cherokee Advisors and BBAC.
     On August 28, 2006, the Board of Directors of the Company met to review the most recent proposal from BBAC. After careful consideration of the terms included in the letter dated August 24, 2006, and draft confidentiality agreement, the Board, in consultation with its legal and financial advisors, determined that the terms of the proposed confidentiality agreement were not acceptable and decided not to move forward with further negotiations with Cherokee Advisors or BBAC at this time unless, among other things, Cherokee Advisors and BBAC entered into a customary confidentiality agreement on terms acceptable to the Board. The Board did not review the substantive terms of the proposal from BBAC or make any determination whether the proposed offering price of $6.10 per share was fair to shareholders of the Company.
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1657 North Shelby Oaks Drive, Suite 105 | Memphis, TN 38134 | Phone 901 367 0888 | Fax 901 367 0999 | www.backyardburgers.com | NASDAQ Symbol BYBI

BYBI Comments on Letter from BBAC, LLC

August 28, 2006
     The Board will continue to review any proposals from Cherokee and BBAC in accordance with its fiduciary duties.
     Back Yard Burgers operates and franchises quick-service restaurants in 21 states, primarily in markets throughout the Southeast region of the United States. The restaurants specialize in charbroiled, freshly prepared, great-tasting food. As its name implies, Back Yard Burgers strives to offer the same high-quality ingredients and special care typified by outdoor grilling in the backyard. Its menu features made-to-order gourmet Black Angus hamburgers and chicken sandwiches - charbroiled over an open flame, fresh salads, chili and other specialty items, including hand-dipped milkshakes, fresh-made lemonade and fresh-baked cobblers.
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